Exhibit 99.2

OPENTV CORP. Q4 2003 Investor Conference Call
Transcript of Prepared Remarks
March 16, 2004
2:00 p.m. PST

Operator: Good day everyone, and welcome to the OpenTV Fourth Quarter 2003 Earnings conference call. Today’s call is being recorded.

At this time, I would like to turn the conference over to Mr. James Ackerman, Chief Executive Officer. Please go ahead, sir.

James Ackerman: Thank you. Good afternoon and welcome to the OpenTV 2003 Fourth Quarter and Year-end Earnings call. With me today is Rich Hornstein, our CFO and Senior Vice President; and Scott Wornow, our General Counsel.

Before we start, I’ll ask Scott to give some prefatory remarks. Scott?

Scott Wornow: Thank you, James. Before we begin, I would like to remind you that during the conference call today, members of OpenTV’s management will be making some forward-looking statements.

These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.

For example, our ability to expand our markets and our product offerings or to maintain positive momentum are forward-looking statements.

For a detailed discussion of the factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our annual report on Form 10-K for the year ended December 31, 2003 that we filed earlier this week, and the other documents that we have filed and may in the future file with the Securities and Exchange Commission.

Those documents can be viewed on our Web site or at the SEC’s Web site. We undertake no obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events or otherwise.

In addition, during this call we will also refer to certain non-GAAP financial measures that management believes are helpful in understanding our business and performance. We have included a reconciliation of those measures to GAAP measures in our earnings release, which was issued yesterday.

That information is available on the investor relations page of our Web site. We will also make available a Webcast replay of this call on our Web site together with a transcript of this call.

And now I’d like to turn it back to James.

James Ackerman: Thanks, Scott. We’ll start today with a review of fourth quarter and fiscal year 2003 financial results. Following Rich’s summary, I’ll provide a review of the fourth quarter and full-year accomplishments, OpenTV’s 2004 corporate goals, and then I’ll open the lines for questions.

With that, I’ll turn the call over to Rich Hornstein, our CFO.

Rich Hornstein: Thanks, James. We finished 2003 with better overall financial performance than 2002, achieving both revenue growth and expense reduction.

We will continue this year to focus on revenue growth and reducing our burn rate and expect that we’ll see a further reduction in our total expenses for 2004 as we indicated in our recent 10-K filing.

James will provide some additional information on our corporate objectives for 2004. And with that, I would like to provide some specific details on our 2003 performance.

Our revenues in the fourth quarter increased 21 percent to $16 million compared to $13.2 million in the fourth quarter of 2002. The primary reason for the increase in revenues in the quarter was the 71 percent increase in royalties from $3.8 million to $6.5 million.

That increase resulted principally from accelerated set-top box shipments in the U.S. and Europe. Sequentially, the revenues in the fourth quarter decreased by six percent to $16 million compared with those reported in the third quarter of 2003 of $17.1 million.

Of that decrease, $600,000 was caused by a timing difference related to the performance in some of our large professional service engagements and $400,000 related to the sale of our eSchool business unit in the fourth quarter of 2003.

For the full year, our revenues increased 7.5 percent to $64.2 million. The primary reason for that increase in yearly revenues was a 25 percent increase in royalties from $20.1 million to $25.2 million.

Operating expenses in the fourth quarter improved by 49 percent to $28.9 million compared to operating expenses of $56.4 million in the fourth quarter of 2002, which included $18.2 million of restructuring costs.

I would like to highlight that the fourth quarter 2003 operating expenses included an accrual for a 2003 employee bonus of $3.7 million in the form of both stock and cash, the cash to be used for the payment of income taxes and bonuses in certain foreign jurisdictions.

This employee bonus was approved by the Board of Directors after the year end. This bonus had not been accrued for in any prior quarters. In addition, the operating expenses included, in accordance with SFAS 144, a $1.5 million impairment charge for non-core Cablesoft assets.

Our net loss for the quarter improved by 70 percent to $12.9 million compared to a net loss for the same quarter in the prior year of $43 million. For the full year, operating expenses improved by 84 percent to $117.7 million compared to operating expenses of $718.3 million in 2002, which included $539.3 million of impairment charges on goodwill and other intangible assets, mostly relating to our 2001 acquisition of Spyglass.

Our net loss for the year improved by 93 percent to $54.1 million compared to a net loss in the prior year of $802.6 million, which included the above-mentioned goodwill and other intangible impairment and an additional impairment charge of $129.9 million pertaining to the adoption of FAS 142.

We ended the year with cash and cash equivalents and marketable debt securities of $73.5 million down from $79.4 million as of the end of September due primarily to cash used in operations and ongoing restructuring activities, which was offset to some extent by cash we received from the exercise of stock options.

As of December 31, 2003, we had 382 employees, down from 386 with the end of the third quarter. We entered 2004 with a strong balance sheet.

With our total contractual obligations of some $19 million over the next three years as we described in our 10-K and our expectations of continued reductions in our total operating expenses in 2004, assuming no significant changes to our business, we believe that we are well-positioned financially to execute on our business strategies.

With that, I will now turn the conversation back to James.

James Ackerman: Thanks, Rich. I’d like to start my comments today by saying that I’m very proud of our corporate accomplishments during 2003, as well as those of our employees worldwide.

We increased our revenues while continuing our successful efforts to reduce and control expenses. And that was accomplished while simultaneously undertaking the integration of four companies, each with very separate and distinct cultures and operating environments.

We did that, most importantly, without losing our customer-oriented focus and commitment to providing the best-in-class interactive technology solutions. As evidence of those efforts, as Rich mentioned, we improved our adjusted EBITDA performance by 66 percent while growing our revenues by 7.5 percent during the year.

With the acquisitions we completed over the last two years, we have successfully strengthened our core technology offering and we have grown from a pure software vendor into a vertically integrated company that offers industry-leading software, content, applications and services for multiple interactive and enhanced television platforms throughout the world.

I came back just this morning from Australia where I witnessed last weekend the launch by FOXTEL, Australia’s largest cable T.V. operator, of its digital network. We provided FOXTEL with a complete, end-to-end solution, delivering them our core technology platform, a suite of applications and the professional services to integrate all of those pieces.

More specifically, FOXTEL has licensed from us our embedded set-top box, head-end and Enterprise Solutions and a number of interactive applications. In our arrangement with FOXTEL, OpenTV is paid a fixed, per-subscriber, per-month fee over the initial five-year term of the agreement.

With this subscription model, we believe we have appropriately aligned our mutual interests, and as FOXTEL continues to grow its subscriber base, driven to some degree by the differentiation that our products and applications allow, our opportunity to participate in their success remains linked.

We’ve developed a number of special, interactive applications for FOXTEL. One example of those applications, which was just launched over the weekend, is a multi-camera angle sports application.

This is a remarkable product that enables viewers to view multiple camera angles of a particular sports event and listen to multiple audio feeds on a single television screen. It’s kind of akin to a picture-within-picture that some might be familiar with on their existing televisions, except for the fact that our product allows for four video streams, including live action, the coach’s view, game highlights and a field-level view as if you were standing on the sidelines.

This product, for the first time, allows the delivery of multiple audio feeds as well, including the ability to hear the referees or feeds from radio broadcasts through a single screen.

Our product allows viewers to sync their various audio feeds with the broadcast directly with whatever camera angle they might decide to view on their television. We posted an example of this application on the sports portion of the iTV on-air section of our Web site at opentv.com as a streaming media video clip. And we encourage you to go see it. I hope you enjoy it.

Our technology allows us to integrate other applications that we developed in a relatively seamless fashion. We hope to extend our relationship with FOXTEL over time to include applications such as addressable and interactive advertising, gambling and games.

Speaking of gambling and games, this morning we announced that OpenTV’s BettingCorp subsidiary and BSkyB have entered into a multi-year agreement for the carriage of the PlayMonteCarlo service, making it available to all 7.2 million Sky digital subscribers.

The deal significantly improves the channel position of PlayMonteCarlo, allowing quicker and easier access to its services while at the same time more than doubling the available bandwidth to allow PlayMonteCarlo to offer more fixed odds casino games, betting services, and even the possibility of third-party brands.

In addition, we have agreed to a series of co-marketing arrangements between Sky, PlayJam and PlayMonteCarlo, to help drive subscriber adoption of these services. Previously, subscribers had only one path and had to drill down three separate menus to get to PlayMonteCarlo.

As a result of this deal, consumers will now have three ways to access this service: one, through a Sky Active listing; two, through the first page on the interactive menu, the same, just below where PlayJam is or a couple positions below where PlayJam is; and then also one directly from PlayJam itself.

We hope this will result in significant take-up and improve frequency of usage of the services provided by OpenTV subsidiary BettingCorp.

BSkyB is a terrific model of how an operator has effectively used interactive television to grow their subscriber base, reduce churn while increasing revenue per sub.

We’ve been providing BSkyB with its core interactive software technology since the launch of Sky digital in 1998.

Over time, we have added other technologies, like OpenTV Publisher, and content like PlayJam and PlayMonteCarlo, to our relationship with BSkyB. BSkyB and other content providers, like the BBC, MTV Europe, QVC U.K. and Ford, among many others, have built hundreds of interactive applications on top of OpenTV’s technology.

These applications combined with OpenTV solutions have enabled Sky Digital to become the world’s premier interactive T.V. platform, providing its subscribers with a rich, fun and exciting television experience.

BSkyB has publicly reported incrementally revenue from its interactive television services of $244 million over the last six months, up significantly from the previous year. Revenues from gambling services remain strong while the fastest growing category is interactive advertising.

In addition, Sky’s churn remains low, under 10 percent per annum. While now commonplace in the U.K., in many ways interactive television is still a new market opportunity everywhere else.

While there are over one billion television households worldwide, only some 100 million of those are digitally capable at the moment. Why are these numbers important?

Because of the simple fact that interactive television and the experiences it offers, can, practically speaking, only be realized through a digital network.

And while we currently have more than 40 million set-top boxes throughout the world enabled with OpenTV software, we believe that the opportunities to further penetrate the existing market for digital interactive services remains significant.

When one considers the range of technologies, applications, content and services we have developed and acquired over the past few years, we see the opportunity to provide the foundation for interactive television services to enable interactive advertising and research, gambling and games, commerce, enhanced T.V., addressable advertising and more.

We think that the U.S. cable and satellite market is poised to replicate the success of other operators like FOXTEL and BSkyB. Most of the U.S. cable operators are in the process of migrating their analog systems over to digital.

And satellite operators have continued to enjoy growth. With the migration to digital services, we believe the incremental revenue from interactive content and services will become more apparent.

Just recently, our U.S. satellite customer EchoStar launched our PlayJam game service to over seven million of its 9.4 million subscriber base. Echo charges subscribers choosing to subscribe to the PlayJam service, $4.99 per month, which is shared between EchoStar and OpenTV.

The games within the channel are refreshed regularly from PlayJam’s library of over 300 interactive T.V. games. In addition, OpenTV continues to work with EchoStar on the development of a number of new applications covering a broad range of categories including various sports apps and commerce.

Between EchoStar’s large installed base of interactive-enabled subscribers, the acquisition of a control stake of DIRECTV by News Corp., and even the recent Comcast/Gemstar deal, one can sense the importance of interactive television within the U.S. cable and satellite industry beginning to increase.

We believe over time U.S. operators will begin to see how interactive television services and content can be used to: one, differentiate product offering like interactive sports, news, documentary and event-based programming not available elsewhere; two, create new revenue streams, whether that comes from using the platform to sell pizzas or by offering advertisers the chance to connect directly with consumers; three, reduce costs, offering a customer service app, for example, that reduces the number of calls into the operators call center; and four, increase subscriber loyalty through a broad range of new applications and interactive services.

Interactive television has proven to deliver results for leading cable and satellite operators like Sky and FOXTEL and we believe it can deliver results for the U.S. operators as well.

Now we have focused our efforts and resources this year on a series of primary goals and objectives for 2004, which I’d like to share with you now.

The first of these goals is to increase the distribution of our core technology platform, domestically and overseas, by continuing to secure deals with market-leading cable and satellite operators.

Today we provide interactive television technology and applications to over eight million satellite and cable subscribers domestically alone, primarily through EchoStar and Charter Communications.

As we understand it, this makes OpenTV the leading enabler of iTV software and services in the U.S. as well as worldwide. It is our strategy to leverage the natural migration by cable and satellite operators to launch interactive television services, to drive distribution and adoption of our well-proven, patented, highly-scalable solutions.

In addition, we plan to continue to license core technologies to leading consumer electronics manufacturers like we’ve done recently with Panasonic, Sony and Pace for our middleware and HTML software solutions.

For example, today digital T.V. sets shipped by Panasonic in Japan are empowered by OpenTV’s integrated browser technology.

The second primary goal for 2004 is to develop an interactive T.V. commerce business by partnering with leading electronic commerce brands. We see on-demand, real-time commerce as a significant opportunity and we possess the technology and application capability to enable consumers to use the T.V. remote control to purchase products and services in an easy and cost-effective manner.

Third goal, expand the distribution, performance and scope of our games and gaming businesses. PlayJam has the potential to be a leading global brand for iTV games, which have proven popular in a number of countries.

It also serves the purpose of opening the door as regulations allow for our PlayMonteCarlo fixed-odds gaming and betting service. Betting and gaming represents more than 50 percent of BSkyB’s interactive revenue per subscriber and we see this category as one with great potential growth.

And the fourth goal is to develop a research business for the benefit of programmers, advertisers and operators alike. Respectful of the need to maintain privacy of individuals, OpenTV’s technologies can be used to help advertisers better understand the effectiveness of the campaign or programmers to better measure the appeal of one program over another or operators to poll their customers to enable them to better serve those customers and provide the right mix of products for any given market.

These are just a few examples of the research products we plan to bring to market this year. We hope during 2004 to provide tangible evidence that progress is being made on all four fronts throughout the year.

While we have historically undertaken a more traditional licensing model with one-time royalty payments and licensing fees, we expect over time to move towards a revenue model in which we derive more income from subscriptions by bundling the various technologies and applications, like we’ve done for FOXTEL, and through revenue-share arrangements for transactional applications and content like PlayJam and PlayMonteCarlo.

We believe that subscription and revenue-share models offers us the benefits of recurring and more predictable revenue streams. These are exciting business models for us, and one, which I hope we can replicate in future deals with new and existing customers.

I think that the gradual migration to subscription and revenue-share models will provide us with recurring revenue, the impact of which could be significant in years to come.

Finally, by continuing to focus on business fundamentals, growing revenue and controlling expenses, we will continue to move towards eventual cash break-even. While we are not providing any forward-looking guidance on the matter, we expect our operating expenses to be reduced this year from last, and we are hopeful that revenue trends will continue in a positive manner year-on-year.

In summary, we believe that the market, while still at a relatively early stage, has begun to stabilize and that the interactive television market has begun to produce tangible evidence to support the underlying value proposition that we think we offer.

If we continue to control our expenses and execute on our strategy to extend our distribution and product offerings, we think that 2004 will be a successful year for us.

With that said, I’d like to open the call to questions and thank you for your interest in OpenTV.